UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 20, 2011

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)
7900 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
(703) 273-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 15, 2011, Sunrise Senior Living, Inc. (“Sunrise” or the “Company”) announced the pricing of $75 million aggregate principal amount of the Company’s 5.00% Junior Subordinated Convertible Notes Due 2041 (the “Notes”), in a private offering (the “Note Offering”) to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and the grant to the initial purchasers of the Notes of a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the Notes.
On April 20, 2011, the Company issued $75 million aggregate principal amount of the Notes in the Note Offering. The Notes were issued pursuant to an indenture, dated as of April 20, 2011 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes are unsecured junior subordinated obligations of the Company and bear interest in cash at the rate of 5.00% per annum, subject to the Company’s right to defer interest payments on the Notes for up to 10 consecutive semi-annual interest periods. The Notes are convertible into shares of the Company’s common stock at an initial conversion rate of 92.2084 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $10.845 per share), subject to adjustment upon the occurrence of specified events. The Company does not have the right to redeem the Notes prior to maturity, and no sinking fund is provided for the Notes. However, the Company may, at its option, terminate the holders’ conversion rights at any time on or after April 6, 2016 if the closing sale price of the Company’s common stock exceeds 130% of the conversion price for at least 20 trading days during any consecutive 30 trading day period, including the last trading day of such period. The Notes will mature on April 1, 2041, unless purchased or converted in accordance with their terms prior to such date. The description of the Notes and the Indenture contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Indenture, a copy of which is filed herewith as Exhibit 4.1.
The net proceeds to the Company from the Note Offering are expected to be approximately $72 million, after deducting discounts to the initial purchasers and estimated offering expenses. The Company intends to use approximately $45 million of the net proceeds from the Note Offering to purchase the MS Interests (defined below) held by Morgan Stanley Real Estate Fund VII Global-F (U.S.), L.P., Morgan Stanley Real Estate Fund VII Special Global (U.S.), L.P., MSREF VII Global-T Holding II, L.P., and Morgan Stanley Real Estate Fund VII Special Global-TE (U.S.), L.P. (collectively, the “MS Parties”) in a joint venture entity, AL US Development Venture LLC (“AL US”). AL US indirectly owns fifteen (15) assisted and independent living facilities. The MS Parties collectively own eighty percent (80%) of the membership interests (the “MS Interests”) in AL US and the Company’s wholly owned subsidiary, Sunrise Senior Living Investments, Inc., currently owns the remaining twenty percent (20%) membership interest. The closing under the purchase agreement for the MS Interests is conditioned upon receiving consent to the transaction from the lender to AL US, HSH Nordbank AG, New York Branch (“Nordbank”), and from Sunrise’s credit line lender, as well as other customary closing conditions.
In addition, the Company intends to use approximately $25 million of the net proceeds from the Note Offering to pay down a loan made to AL US by Nordbank, with an outstanding principal amount of approximately $365 million, in connection with certain proposed modifications to the loan terms. The closing of the potential loan modification with Nordbank is subject to definitive documentation and other customary closing conditions. For more detailed information regarding the Company’s transactions with the MS Parties and Nordbank, please see the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 19, 2011. The remaining net proceeds from the Note Offering may be used for acquisitions, development and general corporate purposes.
On April 20, 2011, the Company issued a press release announcing the closing of the Note Offering. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.
This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities, in any state in which such offer, solicitation or sale would be unlawful. Any offers of the securities would be made only by means of a confidential offering memorandum. These securities have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 above, which is incorporated by reference herein.
Item 3.02. Unregistered Sales of Equity Securities
See Item 1.01 above, which is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(a) Not applicable
(b) Not applicable
(c) Not applicable
(d) Exhibits.

Exhibit 4.1	Indenture, dated as of April 20, 2011, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee.

Exhibit 99.1	Press Release issued by Sunrise Senior Living, Inc. dated April 20, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.
Date: April 20, 2011	By:	/s/ Mark S. Ordan
		Name:	Mark S. Ordan
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

Exhibit 4.1	Indenture, dated as of April 20, 2011, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee.

Exhibit 99.1	Press Release issued by Sunrise Senior Living, Inc. dated April 20, 2011